UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Filed by a Party other than the Registrant ☐

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☐ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement

☒ Definitive Additional Materials

☐ Soliciting Material Pursuant to § 240.14a-12

BLACKROCK MUNICIPAL INCOME FUND, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

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BlackRock Municipal Income Fund, Inc. (NYSE: MUI) Why am I receiving this letter? The annual meeting of the shareholders of BlackRock Municipal Income Fund, Inc. (MUI) will be held on Tuesday, July 11, 2023. The purpose of the meeting is to seek shareholder approval of the nominees to the Board of Directors. How does the Board recommend that I vote? The Board, including the independent Board Members, unanimously recommends a vote “FOR” the Board’s Nominees. Vote Today For Your Board Nominees R. Glenn Hubbard, Chair of the Board 40+ years of experience in economics, including service as Dean and Professor of Columbia Business School and Chairman of the U.S. Council of Economic Advisers of the President of the United States and Chairman of the OECD Economic Policy Committee. Deep experience with corporate governance as a public company board chair and lead director and co-chair of the Rockefeller Foundation’s Study Group on Corporate Boards. Experience in finance through research on investment management and directorships in financial services. John M. Perlowski, President and CEO of the Fund 35+ years of experience in financial services including as President and Chief Executive Officer of the BlackRock closed-end and open-end funds, Managing Director and head of Global Accounting and Product Services at BlackRock, Inc., Managing Director and Chief Operating Officer of the Global Product Group at Goldman Sachs Asset Management, Treasurer and Senior Vice President of the Goldman Sachs Mutual Funds and Director of the Goldman Sachs Offshore Funds. Deep experience with investment companies, operations, fund governance and compliance. Lorenzo A. Flores, Audit Committee Financial Expert 30+ years of experience in finance and technology, including service as a Chief Financial Officer for Xilinx, Inc., an advanced semiconductor and software technology company and as Vice Chairman of Kioxia, Inc., a Japan headquartered semiconductor company. Qualified as an “Audit Committee Financial Expert.” Deep experience with finance, global business, advanced technologies and manufacturing. Vote Online Vote by Phone Vote by Mail using the website provided on the by calling the toll-free number on by completing and returning your enclosed proxy card and following the enclosed proxy card and proxy card in the postage paid the simple instructions following the simple instructions envelope provided If you have any questions about the proposal to be voted, please feel free to contact Georgeson LLC (“Georgeson”), toll free at 1-866-431-2110. The proxy materials previously sent to you contain important information; please read them carefully. Copies of the Proxy Sta tement are available for free on the Securities and Exchange Commission’s website at www.sec.gov or by visiting WWW.PROXY-DIRECT.COM/BLK-33351 or by calling Georgeson, the Funds’ proxy solicitor, toll free at 1-866-431-2110. MUI_RMD6.23